Exhibit 2

FOR IMMEDIATE RELEASE:

CONTACT:    Jeffrey Birnbaum, (202) 661-6367, JBirnbaum@BGRPR.com

Crest Supplements its Proxy Statement Opposing Revised Terms for Sprint-Clearwire Merger

HOUSTON, May 23, 2013 – Crest Financial Limited, the largest independent minority shareholder of Clearwire Corporation (NASDAQ: CLWR) with approximately 8.25% of the Class A common stock of Clearwire, today filed a supplement to its definitive proxy statement with the Securities and Exchange Commission. Crest continues to urge Clearwire stockholders to reject the proposed merger with Sprint Nextel Corporation.

Crest reiterated that it opposes the Sprint-Clearwire merger because it believes that Clearwire would be better off if it remained a stand-alone company. Sprint’s new offer of $3.40 in cash per share still significantly undervalues Clearwire – based on several measures – and was devised by Sprint in a way that unfairly disadvantages minority stockholders, Crest said. The proxy supplement also notes that Crest has been joined in its opposition to the merger by a group of other large minority Clearwire stockholders led by Mount Kellett Capital Management LP who hold approximately 18.2% of the Class A common stock of Clearwire.

Crest emphasized another reason stockholders should oppose the merger: Delaware law states that a Clearwire stockholder who votes FOR the Sprint-Clearwire merger cannot elect to exercise its appraisal rights. According to David K. Schumacher, Crest’s General Counsel: “Any vote in favor of the merger agreement would limit your range of options to recover the fair value of your shares if Sprint succeeds in its unfair bid for Clearwire. Crest has already taken all necessary steps to perfect its appraisal rights under Delaware law. This means that Crest can ask the Delaware Court of Chancery to determine the fair value of its Clearwire common stock if the Sprint-Clearwire merger is consummated and certain other conditions are satisfied. But appraisal rights are by definition individual rights. You must perfect your own appraisal rights if you are to carry on the fight for fair value in an appraisal proceeding.”

Crest has filed a lawsuit in Delaware against Sprint, Clearwire and the directors of Clearwire because Crest believes that the defendants breached their fiduciary duties by scheming to extract value from Clearwire at the expense of the minority stockholders. In addition, Crest has petitioned the Federal Communications Commission in Washington, D.C., to stop the proposed Softbank-Sprint and Sprint-Clearwire transactions because they would treat minority stockholders of Clearwire unfairly and the transactions would not be in the public’s best interest.

D.F. King & Co, Inc. has been retained by Crest to assist it in the solicitation of proxies in opposition to the merger. If stockholder have any questions or need assistance in voting the GOLD proxy card against the merger, please call D.F. King & Co. at (800) 949-2583. The full proxy statement and supplement can be found at http://www.dfking.com/clwr.

About Crest Financial Limited

Crest Financial Limited (“Crest”) is a limited partnership under the laws of the State of Texas. Its principal business is investing in securities.

Important Legal Information

In connection with the proposed merger of Clearwire Corporation (“Clearwire”) with Sprint Nextel Corporation (the “Proposed Sprint Merger”), Crest and other persons (the “Participants”) have filed a supplement to its definitive proxy statement with the U.S. Securities and Exchange Commission (“SEC”). The supplement to will be mailed to the stockholders of Clearwire on or around May 24, 2013. SECURITYHOLDERS OF CLEARWIRE ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND THE SUPPLEMENT, WHICH IS AVAILABLE NOW, AND THE PARTICIPANTS’ OTHER PROXY MATERIALS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS, CLEARWIRE AND THE PROPOSED SPRINT MERGER. The definitive proxy statement, the supplement and all other proxy materials filed with the SEC are available at no charge on the SEC’s website at http://www.sec.gov. In addition, the definitive proxy statement and the supplement are also available at no charge on the website of the Participants’ proxy solicitor at http://www.dfking.com/clwr.

Forward-looking Statements

Certain statements contained herein are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “should,” “may,” “will,” “believes,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology.

SOURCE: Crest Financial Limited